Exhibit 99.1

ANGI Homeservices Appoints Christopher Bohnert to Chief Accounting Officer

DENVER, Colo., August 19, 2020 (GLOBE NEWSWIRE) -- Today, ANGI Homeservices (NASDAQ: ANGI), a leading digital marketplace connecting millions of homeowners with home service professionals across the globe, announced the appointment of Christopher Bohnert to Senior Vice President, Chief Accounting Officer and Controller, effective immediately. In this role, Mr. Bohnert will lead the Company’s global accounting operations, SEC reporting and control processes across its portfolio of brands. He will continue to report to the Company’s Chief Financial Officer, Jamie Cohen.

“Since joining ANGI Homeservices as Corporate Controller earlier this year, Chris has become integral to our organization, meaningfully improving business operations across the board,” said Jamie Cohen, Chief Financial Officer, ANGI Homeservices. “His strong accounting and SEC reporting background will be invaluable as ANGI continues to grow. We’re excited to have him in this role.”

Mr. Bohnert brings 20 years of accounting, financial reporting and audit experience to ANGI Homeservices, and takes on this role as part of a planned transition from Michael Schwerdtman, Senior Vice President and Controller of IAC/InterActiveCorp, who had previously held a dual role as Chief Accounting Officer of ANGI Homeservices.  Mr. Schwerdtman will continue as Senior Vice President and Controller of IAC/InterActiveCorp, which position he has held since September 2005.

Prior to joining the Company, Mr. Bohnert served as Corporate Controller for Lydall, Inc., a publicly traded global manufacturer of specialty engineered products for the thermal/acoustical and filtration/separation markets, where he oversaw the global controllership function. Prior to his role with Lydall, Inc., Mr. Bohnert served in various industry accounting and public accounting roles, most recently with Stanley Black & Decker, General Electric and PricewaterhouseCoopers. Mr. Bohnert received a Master of Accounting Sciences from the University of Illinois and a BA/BS in Accounting from Ohio University.

“ANGI Homeservices is leading the digital transformation of home services, revolutionizing both the way people care for their homes and the way that home service pros work,” said Mr. Bohnert. “I look forward to working with Brandon, Jamie and the rest of the exceptional leadership team at ANGI to drive continued business growth and success.”

About ANGI Homeservices Inc.

ANGI Homeservices Inc. (NASDAQ: ANGI) turns home improvement jobs imagined into jobs well-done. People throughout North America and Europe rely on us to book quality home service pros across 500 different categories, from repairing and remodeling to cleaning and landscaping. Over 230,000 domestic service professionals actively seek consumer matches, complete jobs or advertise through ANGI Homeservices’ platforms, and consumers turn to at least one of our brands to find a pro for more than 25 million projects each year. ANGI Homeservices has established category-transforming products through brands such as HomeAdvisor®, Angie’s List®, Handy and Fixd Repair – as well as international brands such as HomeStars, MyHammer, MyBuilder, Instapro, Travaux and Werkspot. Our marketplaces have enabled more than 150 million consumer-to-pro connections, meaningfully redefining how easily and effectively home pros are discovered and hired. The Company is headquartered in Denver, Colorado.

Media Contacts:

ANGI Homeservices Corporate Communications

Mallory Micetich

(303) 963-8352

mallory.micetich@homeadvisor.com